United States securities and exchange commission logo





                      September 4, 2020

       Robert Wiley
       Chief Financial Officer
       AMMO, INC.
       7681 E. Gray Road
       Scottsdale, AZ 85260

                                                        Re: AMMO, INC.
                                                            Form 10-Q for the
period ended June 30, 2020
                                                            Filed August 19,
2020
                                                            File No. 001-13101

       Dear Mr. Wiley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing